Exhibit 5.1

FOLEY HOAG LLP
155 Seaport Boulevard
Boston, Massachusetts 02210
October 1, 2015
CSP Inc.
43 Manning Road
Billerica, Massachusetts 01821

Ladies and Gentlemen:
We are familiar with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by CSP Inc., a Massachusetts corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of up to 300,000 shares (the “Shares”) of its Common Stock, $0.01 par value per share (the “Common Stock”), issuable pursuant to the Company’s 2015 Stock Incentive Plan (the “Incentive Plan”).
In rendering the opinion expressed below, we have examined and relied on the Articles of Organization and Bylaws of the Company, each as amended to date, the records of meetings and consents of the Company’s Board of Directors and of its stockholders, the Registration Statement and the Incentive Plan, each as provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.
We assume that all Shares will be issued and paid for in accordance with the terms of the Incentive Plan and the purchase price for the Shares, or the value of other consideration received or to be received by the Company for the Shares, will be valid consideration equal to or in excess of the par value thereof.
This opinion is limited solely to the laws of the Commonwealth of Massachusetts as applied by courts located in the Commonwealth of Massachusetts. In accordance with Item 8(a) of Form S-8, we express no opinion hereby as to any Shares that are not original issuance securities within the meaning of such Item.

Exhibit 5.1

On the basis of the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the applicable terms of the Incentive Plan and the awards thereunder and against the Company’s receipt of the purchase price or other consideration therefor, will be validly issued, fully paid and non-assessable.
This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect, and it is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose, nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.
This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Section of Business Law, as published in 53 Business Lawyer 831 (May 1998).

Very truly yours,
FOLEY HOAG LLP

By:	/s/ Paul Bork
a Partner